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                                                                     Exhibit 3.2

                              ARTICLES OF AMENDMENT

                                     TO THE

              THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                         HUNTSMAN PACKAGING CORPORATION

                   EFFECTIVE OCTOBER 9, 2000 AT 12:01 A.M. MDT



                  In accordance with Section 16-10a-1006 of the Utah Revised Business Corporation Act ("URBCA"), Huntsman Packaging Corporation, a Utah corporation (the "Corporation"), hereby declares and certifies as follows:

                  1. The name of the Corporation is Huntsman Packaging Corporation.

                  2. Article I of the Third Amended and Restated Articles of Incorporation of the Corporation (the "Articles") has been amended (the "Amendment") to delete Article I of the Articles in its entirety and to substitute the following provision:

                                   Article I.

                  The name of the corporation is Pliant Corporation.

                  3. The Amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

                  4. The Amendment was adopted as of September 20, 2000 in accordance with the provisions of the URBCA.

                  5. The Amendment was approved by the shareholders of the Corporation (the "Shareholders"). The designation, number of outstanding shares, number of votes entitled to be cast by each voting group, number of votes of each voting group indisputably represented, and the total number of votes cast for and against the Amendment were as follows:

                                                  Votes
                                                Entitled
                         Outstanding              to be                  Votes                 Votes               Votes
    Designation            Shares                 Cast                Represented               For               Against
    -----------            ------                 ----                -----------               ---               -------
   Common Stock            574,006               574,006                547,517               547,517                0



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The number of votes cast for the Amendment was sufficient for approval.


                  6. Pursuant to Section 16-10a-123 of the URBCA, these Articles of Amendment shall be effective on October 9, 2000 at 12:01 a.m. Mountain Daylight Time.

                  IN WITNESS WHEREOF, these Articles of Amendment have been executed by the Corporation on October 5, 2000.


                                        Huntsman Packaging Corporation, a Utah
                                        corporation



                                        /s/Ronald G. Moffitt
                                        ---------------------------------------
                                        Ronald G. Moffitt
                                        Executive Vice President and
                                        General Counsel



                                 MAILING ADDRESS




                  If, upon completion of filing of the above Articles of Amendment, the Utah Department of Commerce, Division of Corporations and Commercial Code elects to send a copy of the Articles of Amendment to Huntsman Packaging Corporation by mail, the address to which the copy should be mailed is:

                              Nathan W. Jones, Esq.
                                 Stoel Rives LLP
                        201 South Main Street, Suite 1100
                           Salt Lake City, Utah 84111

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